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National Cancer Institute Grants Guided Therapeutics, Inc. $2.5 Million to Commercialize Non-invasive Cervical Cancer Detection Device

Funds to help commercialize painless test, with immediate results, for cervical disease

NORCROSS, GA (October 5, 2009) – Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP) today announced that it was awarded a $2.5 million matching grant by the National Cancer Institute (NCI) to bring to market and expand the array features for its LightTouch™ non-invasive cervical cancer detection technology.  The award provides resources to complete the regulatory process and begin manufacturing ramp up for the device and single-patient-use disposable.

“This grant provides significant non-dilutive resources for us to begin manufacturing LightTouch devices and disposables for an international launch, as we simultaneously complete the U.S. Food and Drug Administration (FDA) pre-market approval (PMA) application process,” said Mark L. Faupel, Ph.D., President and CEO of GT.

Including the new award, the company has been awarded approximately $6 million in six consecutive grants from the NCI to develop the new, pain-free test for detecting cervical disease.

“We believe that the grant validates the development of our cost effective cancer detection technology, as the NCI reviewed a combination of our technical approach, commercialization plan and clinical performance to date in making the award,” said Shabbir Bambot, Ph.D., Vice-president of Research and Development for GT and principal investigator of the grant.  “Additionally, we believe that our scientific approach and underlying intellectual property position were key factors in being awarded this grant.”

The GT LightTouch technology systematically and rapidly scans the cervix to identify cancer and pre-cancer painlessly and non-invasively, by analyzing the wavelengths of light reflected from cervical tissue.  The technology distinguishes between normal and diseased tissue, by detecting biochemical and morphological changes at the cellular level.  Unlike Pap or HPV tests, the LightTouch test does not require a tissue sample or laboratory analysis, and is designed to provide results immediately.  The technology is designed as a device employing a single-use disposable patient interface.

Since development of the technology began, more than 3,000 women have been tested with the LightTouch, including more than 1,900 women who were evaluated as part of the FDA pivotal clinical trial.

According to studies published in the peer-reviewed Journal of Lower Genital Tract Disease, the non-invasive LightTouch test has the potential to be significantly more accurate when compared to tissue sample-based tests such as the Pap smear.

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Guided Therapeutics - NCI Grant
October 5, 2009

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care, thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  GT also has an agreement with Konica Minolta Opto, Inc. (KMOT) of Tokyo to co-develop non-invasive products, for the detection of lung and esophageal cancer based on the company’s LightTouch non-invasive cervical cancer detection technology. For more information, visit GT’s web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-KA for the fiscal year ended December 31, 2008 and subsequent quarterly reports.

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